Annex F

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

      OF

ANDERSEN GROUP, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the undersigned Corporation does hereby certify that:

1.         The name of the Corporation is Andersen Group, Inc., organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter the Corporation

2.         The Certificate of Incorporation of the Corporation is hereby amended by striking, in its entirety, the "FIRST" paragraph thereof and by substituting in its stead the following:

FIRST  The name of the Corporation is Moscow Broadband Group, Inc.

3.         The Certificate of Incorporation of the Corporation is hereby amended by striking, in its entirety, the first paragraph of "FOURTH" paragraph thereof and by substituting in its stead the following:

The total number of shares of stock which the Corporation shall have authority to issue is (i) fifteen million (15,000,000) shares of common stock, $.01 par value, and (ii) eight hundred thousand (800,000) shares of Series A Cumulative Convertible Preferred Stock, $.01 par value.  The Series A Cumulative Convertible Preferred Stock, hereinafter referred to as the Series A Stock, shall have the following terms, preferences and rights:

4.         The Certificate of Incorporation of the Corporation is hereby amended by striking, in its entirety, the "EIGHTH" paragraph thereof and by substituting in its stead the following:

EIGHTH:         The Common Stock shall have the following terms, preferences and rights:

1.         Dividend Rights.  The Common Stock shall be entitled to receive dividends as set forth in subsection 1 of the "FOURTH" section of this Certificate of Incorporation.

2.          Liquidation Rights.  Upon the liquidation, dissolution or winding up of the Corporation, upon completion of the distribution required by subsection 4 of the "FOURTH" section of this Certificate of Incorporation, all of the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

3.         Redemption.  The Common Stock is not redeemable.

4.         Voting Rights.  The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law; provided, however, subject to subsection 3 of the "FOURTH" section of this Certificate of Incorporation, at all elections of directors of the Corporation each stockholder shall be entitled to as many votes in person or by proxy as shall equal the number of the shares of stock entitled to vote standing registered in such stockholder's name, multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or any two or more of them as such stockholder may see fit. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.  This subsection may not be amended except by a vote of the holders of two-thirds (2/3) of the outstanding shares of Common Stock."

The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

I, the undersigned, being the President of the Corporation, hereby declare, under penalties of perjury, that this amendment is the act and deed of the Corporation and that the facts herein stated are true.  Accordingly, I have executed this Certificate of Amendment to Certificate of Incorporation as of the ________ day of ____________________, 2003.

ANDERSEN GROUP, INC.

By:_______________________

Name: Francis E. Baker.

Title: Chairman